Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CRIXUS BH3 ACQUISITION COMPANY

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of Crixus BH3 Acquisition Company, a Delaware corporation (the “Company”), hereby certifies the following:

FIRST:          The name of the Company is Crixus BH3 Acquisition Company.

SECOND:     The (i) original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on February 23, 2021; and (ii) Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 4, 2021.

THIRD:         The Amended and Restated Certificate of Incorporation of the Company is hereby amended to change ARTICLE I thereof, relating to the name of the Company. Accordingly, ARTICLE I of the Certificate of Incorporation shall be amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Focus Impact BH3 Acquisition Company (the “Corporation”).

FOURTH:      This amendment to the Certificate of Incorporation of the Company was approved by the Board of Directors of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed this 3rd day of November 2023.

CRIXUS BH3 ACQUISITION COMPANY

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Chief Executive Officer